Stereotaxis Announces Listing Transfer to NASDAQ Capital Market

ST. LOUIS, MO, August 16, 2013—Stereotaxis, Inc. (NASDAQ: STXS) today announced that it received a positive determination from the NASDAQ Listing Qualifications Panel (the “Panel”) on August 15, 2013 granting approval of the Company’s request to transfer its listing to The NASDAQ Capital Market® from The NASDAQ Global Market®. The Company’s securities will begin trading on the NASDAQ Capital Market effective at the start of trading on Monday, August 19, 2013. The transfer of the Company’s listing to The NASDAQ Capital Market is not expected to have any impact on trading in the Company’s shares, and the Company’s shares will continue to trade on

NASDAQ under the symbol STXS.

As previously disclosed, on July 25, 2013, the Company appeared before the Panel and requested the transfer of its listing from The NASDAQ Global Market to The NASDAQ Capital Market, pursuant to a plan to evidence compliance with the requirements for continued listing on The NASDAQ Capital Market. Following the hearing, the Panel determined that the Company appears to have evidenced compliance with those requirements. The Company’s continued listing on The NASDAQ Capital Market is subject to the submission of a transfer application to NASDAQ and approval of the application by the NASDAQ Listing Qualifications Staff.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core Epoch™ Solution includes the Niobe® ES Remote Magnetic Navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere. The V-Sono™ ICE catheter manipulator has received U.S. clearance, and the V-Loop™ circular catheter manipulator is currently in clinical trials in order to obtain clearance by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital or otherwise address ongoing liquidity challenges on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms or at all, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, the outcome of various shareholder litigation filed against Stereotaxis, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Marty Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com